    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1998
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           TITAN INTERNATIONAL, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                     ILLINOIS                                           36-3228472
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                               2701 SPRUCE STREET
                             QUINCY, ILLINOIS 62301
                                 (217) 228-6011
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            CHERI T. HOLLEY, ESQUIRE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           TITAN INTERNATIONAL, INC.
                               2701 SPRUCE STREET
                             QUINCY, ILLINOIS 62301
                                 (217) 228-6011
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]
    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same offering [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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             TITLE OF                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
            SECURITIES                     TO BE         OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED               REGISTERED            SHARE(2)             PRICE(2)                FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per      803,850 shares           $13.93             $11,197,631            $3,303
  share...........................    671,618 shares           $13.28             $ 8,919,087            $2,632
----------------------------------------------------------------------------------------------------------------------
Total.............................  1,475,468 shares                              $20,116,718            $5,935
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) This registration statement registers the issuance of: (i) 400,000 shares of the Registrant's Common Stock pursuant to the Titan International, Inc. 1994 Non-Employee Director Stock Option Plan, and (ii) 1,075,468 shares of the Registrant's Common Stock pursuant to the Titan International, Inc. 1993 Stock Incentive Plan. This registration statement also relates to such indeterminate number of additional shares of Common Stock of Titan International, Inc. as may be issuable as a result of stock splits, stock dividends or additional similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee: (i) pursuant to Rule 457(h) under the Securities Act of 1993, as amended, with respect to 803,850 shares subject to outstanding options (at exercise prices ranging from $11.11 to $18.00); and (ii) pursuant to Rule 457(c) with respect to the remaining 671,618 shares being registered hereunder, based upon the average of the high and low prices reported on the New York Stock Exchange on August 13, 1998.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1998

                                   PROSPECTUS

                           TITAN INTERNATIONAL, INC.

                                1,475,468 SHARES
                                       OF
                                  COMMON STOCK

     This Prospectus relates to up to (i) 400,000 shares of Common Stock, no par value per share (the "Common Stock"), of Titan International, Inc. (the "Company") which may be issued by the Company upon the exercise of nonqualified stock options (the "Director Options") initially granted to directors of the Company (the "Director Participants") under the Company's 1994 Non-Employee Director Stock Option Plan (the "Director Plan"), and (ii) 1,075,468 shares of Common Stock of the Company which may be issued by the Company upon the exercise of incentive stock options or nonqualified stock options (collectively, the "Employee Options", and together with the Director Options, the "Options") initially granted to certain employees (the "Employee Participants", and together with the Director Participants, the "Plan Participants") under the Company's 1993 Stock Incentive Plan (the "Employee Plan", and together with the Director Plan, the "Plans"), which may be transferred by Plan Participants to Eligible Transferees, as defined herein generally as a Plan Participant's spouse, descendants and entities formed for their benefit, in each case, in accordance with the Plans and the grant documents specifying the terms and conditions of such Options.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 2.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor the sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol TWI. On August 14, 1998, the closing sales price of the Common Stock, as reported by the NYSE, was $13.50.

            THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

           THE DATE OF THIS PROSPECTUS IS                     , 1998

                                  RISK FACTORS

     Prospective purchasers should carefully consider the risk factors set forth below, as well as other information set forth in this Prospectus, prior to making any investment in the common stock:

DEPENDENCE ON CYCLICAL INDUSTRIES

     The Company's sales are dependent in substantial part on three major industries, the agricultural equipment industry, the consumer products industry (including recreational trailers, all-terrain vehicles ("ATVs") and grounds care vehicles) and the earthmoving/construction equipment industry, representing 48%, 24% and 23% of the Company's net sales for the year ended December 31, 1996, respectively, and 52%, 22% and 24% of the Company's net sales for the year ended December 31, 1997, respectively.

     From the late 1970's until 1993, sales of agricultural equipment in North America declined significantly and sales of off-highway construction equipment, recreational trailer and vehicle and turf and garden equipment in North America were cyclical. Since the mid-1980's, the market for marine trailers also declined substantially. Although these markets have improved in recent years, the Company believes that the market for the sale by original equipment manufacturers ("OEMs") of agricultural equipment which utilize the Company's products will continue to be below historical averages for the foreseeable future. Furthermore, based on the Company's already strong position in the North American and European markets as a producer of wheels and rims for this equipment, the Company believes that its opportunities for significant growth in market share in this aspect of its business will be limited.

SUBSTANTIAL LEVERAGE

     The Company increased the extent to which it is leveraged as a result of its offering of $150 million of 8 3/4% Senior Subordinated Notes (the "Subordinated Notes") in 1997. The Company used $145.7 million of proceeds from the sale of the Subordinated Notes to repay outstanding long-term debt and for the repurchase of five million shares of the Company's common stock at a cost of $72.8 million. As of June 30, 1998, the Company's total indebtedness was approximately $213.6 million, its stockholders' equity was approximately $261.3 million and the Company's total assets were approximately $655.7 million, of which approximately $41.9 million were intangible assets. The Company believes, based on current circumstances, that the Company's cash on hand and cash equivalents of $20.1 million available on June 30, 1998, together with available borrowings under its $200 million bank credit facility ("Bank Credit Facility") will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. At June 30, 1998, the Company had $25 million debt outstanding under the Bank Credit Facility.

     The degree to which the Company is currently leveraged could have important consequences to the holders of the Company's securities and the capitalization and future fiscal operations of the Company, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company's ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing market conditions and regulations; and (v) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to general economic conditions and to financial, business and other factors beyond the Company's control. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The indenture relating to the Subordinated Notes (the "Indenture") contains certain covenants limiting the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of capital stock of subsidiaries, the creation of liens, the creation of dividend and other restrictions affecting subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. In addition, the Bank Credit Facility contains restrictive covenants and requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Bank Credit Facility. In an event of default under the Bank Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Bank Credit Facility could terminate all commitments thereunder. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Subordinated Notes. In addition, a default under the Bank Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the Bank Credit Facility and any instruments governing the Company's other indebtedness. Such defaults may cause the shares of Common Stock to have little or no value .

SENSITIVITY TO NORTH AMERICAN AND EUROPEAN ECONOMIES

     Sales of a substantial portion of the Company's products in the agricultural, consumer products and the off-highway construction markets are directly related to the overall level of production of OEMs, which, in turn, is sensitive to the overall strength of the North American and European economies, including farm income and farm land values, consumer disposable income, interest rates, levels of acreage planted and crop yields, international supply and demand conditions for agricultural commodities and forestry products, weather conditions, and other general agricultural, forestry, construction and mining conditions. Significant adverse changes in the overall strength of these economies or in these other factors would have a negative effect on the Company's business.

RISKS OF FOREIGN OPERATIONS

     The percentage of sales generated by foreign subsidiaries of the Company has been increasing in recent years. For the fiscal years ended December 31, 1996 and December 31, 1997, the Company's net sales generated by sales of its foreign subsidiaries were 21.6% and 22.4%, respectively. International operations and exports to foreign markets are subject to a number of special risks, including, but not limited to, risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets, restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas, foreign customs and tariffs and unexpected changes in regulatory environments), changes in foreign laws regarding trade and investment, difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. There can be no assurance that one or a combination of these factors will not have a material adverse effect on the Company's ability to increase or maintain its foreign sales or on its results of operations.

     In addition, the Company has significant manufacturing operations in foreign countries and purchases a portion of its raw materials from foreign suppliers. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company's results of operations and financial position may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars.

POTENTIAL ADVERSE EFFECT OF REGULATION AND GOVERNMENT POLICY

     Domestic and foreign political developments and government regulations and policies directly affect the agricultural, off-highway construction and consumer products industries in the United States and abroad and indirectly affect the wheel and tire markets for such industries. Regulations and policies relating to the agricultural industry include those encouraging farm acreage reduction in the United States and restricting deforestation techniques. Regulations and policies relating to the off-highway construction industry include those regarding the construction of roads, bridges and other items of infrastructure. Regulations and policies relating to over-the-highway vehicles include standards established by the U.S. Department of Transportation for tire endurance standards and safety. The modification of existing laws, regulations or policies, or the adoption of new laws, regulations or policies, could have an adverse effect on the Company's business.

     The Company is subject to various federal, state, local and foreign environmental laws and regulations in the jurisdictions in which it operates. The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, environmental laws. In addition, the Company does not currently anticipate any material capital expenditures for environmental control facilities. Some risk of environmental liability is inherent in the Company's business, including with respect to Company facilities which have been used for industrial purposes for a period of decades, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital, remediation and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance.

DEPENDENCE ON PRINCIPAL CUSTOMERS

     The Company's ten largest customers accounted for approximately 45% of net sales for the year ended December 31, 1997, compared to 42% for the year ended December 31, 1996. The Company's largest customer, Deere & Company, accounted for approximately 16% of the net sales for fiscal year 1997, compared to 13% for fiscal year 1996. In the event that one of the Company's larger customers were to reduce its purchases as a result of work stoppages or slow-downs, financial difficulties, termination provisions, competitive pricing or other reasons, the Company's business could be adversely affected. Although the Company has had long-term relationships with its major customers and expects that it will be able to negotiate extensions of its current arrangements, there can be no assurance that it will be able to do so or that, if obtained, such arrangements will be obtained on terms favorable to the Company. Any failure to obtain an extension of an arrangement with a leading customer could have an adverse effect on the Company.

DEPENDENCE ON EXISTING MANAGEMENT AND KEY PERSONNEL

     The Company continued success and viability are dependent, to a certain extent, upon its ability to attract and retain qualified personnel in all areas of its businesses, especially management positions. In the event the Company is unable to attract and retain qualified personnel, its businesses may be adversely affected. Mr. Taylor, the Company's President and Chief Executive Officer, has been instrumental in the development and implementation of the Company's business strategy. The Company's Bank Credit Facility provides that if Mr. Taylor ceases to serve as an executive officer or director of the Company for more than 180 days, and if during that period the Company has not replaced Mr. Taylor with a person reasonably acceptable to the Company's lenders, the lenders may require the entire amount outstanding thereunder to be repaid. The Company does not maintain key-person life insurance policies on any of its executive officers. The loss or interruption of the continued full-time services of any of the Company's executive officers, including Mr. Taylor, could have a material adverse effect on the Company.

COMPETITION

     The Company competes with several international and domestic competitors, some of which are larger and have greater financial and marketing resources. Major competitors in the wheel market include GKN

Wheels, Ltd. and Topy Industry, Ltd, and major competitors in the tire markets include Goodyear Tire & Rubber Co. and Bridgestone-Firestone. Based on current industry revenue data, the Company is the third largest agricultural tire manufacturer in North America. The Company competes primarily on the basis of price, quality, customer service, design capability and delivery time. Its ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, certain of the Company's OEM customers could, under certain circumstances, elect to manufacture certain of the Company products to meet their requirements or to otherwise compete with the Company. There can be no assurance that the businesses of the Company will not be adversely affected by increased competition in the markets in which it operates or that the Company's competitors will not develop products that are more effective or less expensive than the Company's products or which could render certain of the Company's products less competitive. From time to time certain competitors of the Company have reduced their prices in particular product categories, which has caused the Company to reduce its prices. There can be no assurance that in the future competitors of the Company will not further reduce prices or that any such reductions would not have a material adverse effect on the Company.

RISKS IN ACQUISITION STRATEGY

     A key element of the Company's business strategy is to acquire businesses and assets of businesses that are complementary to those of the Company. The ability of the Company to successfully implement its acquisition strategy depends upon a number of factors. To implement its strategy, the Company must identify acquisition opportunities in the wheel and tire or related industries, successfully negotiate, finance and consummate such acquisitions and comply with applicable regulatory restrictions (including antitrust laws) in the United States and abroad. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany acquisitions. There can be no assurance that the Company will be able to identify suitable acquisition candidates at favorable acquisition prices or that it will be able to finance and consummate any such acquisitions. In past acquisitions, the Company has been successful in reducing product and organization costs upon consummation and integration of the acquisitions. However, there can be no assurance that the Company will be able to integrate any new acquisitions successfully into its operations and achieve cost savings from such integration.

EMPLOYEES

     At December 31, 1997, the Company employed approximately 4,200 people in the United States and Europe. Approximately 26% of the Company's employees in the United States are covered by two collective bargaining agreements which will expire before the year 2000. The majority of employees at the Company's foreign facilities are represented by collective bargaining agreements which are renewed from time to time depending on terms of the agreement and the laws of the foreign jurisdiction. Since the expiration of their collective bargaining agreement on April 30, 1998, approximately 600 employees at the Company's Des Moines, Iowa facility have been on strike. During the quarter ended June 30, 1998, the strike adversely impacted the Company's income from operations by approximately $6.0 million and net income by approximately $3.7 million. Although the Company believes that its relations with its employees are generally good, any extended continuation of the Des Moines, Iowa strike could continue to have an adverse effect on the Company's financial condition and results of operations.

                                USE OF PROCEEDS

     The amount of the proceeds to be received upon exercise of the transferable Options to which this Prospectus relates will depend upon the exercise prices of the Options and the extent to which they are exercised. The proceeds from the sale of the Common Stock will be used for general corporate purposes. The Company has agreed to pay the expenses of registration of the shares of Common Stock, including certain legal and accounting fees.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement or the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Proxy statements concerning the Company, reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 W. Madison St., Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Commission's web site at "http://www.sec.gov" and at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at The New York Stock Exchange, 20 Broad Street, New York, NY 10005.

     The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement and herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to General Counsel, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301, phone number:
(217) 228-6011.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

          (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated May 10, 1993, including any amendments or reports filed for the purpose of updating such description.

          (d) In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein from their respective dates of filing.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     Titan International, Inc. (the "Company") is a leading global manufacturer of steel wheels and tires for off-highway vehicles used in the agricultural, consumer products (including recreational trailers, ATVs and ground care vehicles), earthmoving/construction and military markets. The Company generally manufactures both the wheels and tires for these vehicles and increasingly provides the value-added services of assembling the completed system. The Company offers a broad range of over 25,000 different products that are manufactured in relatively short production runs and must meet OEM specifications. In addition to its North American facilities, the Company has established manufacturing facilities in the following four European markets:
France, Germany, Italy, and the United Kingdom.

     The Company's major OEM customers include Deere & Company ("Deere"), Case Corporation, New Holland North America Inc., and Caterpillar Inc. in the agricultural and off-highway construction markets and Deere, Bayliner Marine Corporation, and Polaris Industries, Inc. in the consumer products markets. In addition, the Company continues to expand its sales of wheels and tires to the after-market, where product demand tends to be less cyclical than in the OEM market. The Company distributes its tire products in the after-market through a network of more than 1,500 independent distributors and 12 of its own distribution centers. This distribution network enables the Company to service markets not otherwise accessible through its traditional marketing channels.

     The Company was incorporated in Illinois and its principal executive offices are located at 2701 Spruce Street, Quincy, Illinois 62301, and its telephone number is (217) 228-6011.

               PLAN OF DISTRIBUTION AND DESCRIPTION OF THE PLANS

     The shares of Common Stock of the Company covered by this Prospectus are being offered by the Company to Eligible Transferees of transferable Options granted to the officers and certain other key employees of the Company pursuant to the Company's 1993 Stock Incentive Plan and 1994 Non-Employee Directors Stock Option Plan. Both of the Plans are described below.

     A copy of each of the Plans is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Plans does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Plans, including the definitions of certain terms contained therein.

     The Plans are not qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), or subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The purpose of the Director Plan is to promote the interests of the Company and its stockholders by using investment interests in the Company to attract and retain highly qualified independent directors. The Director Options awarded pursuant to the Director Plan are intended to constitute non-qualified stock options. The Director Plan, as adopted, provided for the grant of options to purchase a total of 400,000 shares of the Company's Common Stock, subject to adjustment in the event of certain changes in the outstanding Common Stock of the Company such as stock splits or stock dividends. Shares issued pursuant to the Director Plan may either be newly issued shares or treasury shares. As of June 30, 1998, Director Options for 198,000 shares were outstanding, and 202,000 shares of Common Stock remained available for issuance pursuant to future Director Options to be granted under the Director Plan.

     The Director Plan provides for automatic grants of a Director Option to purchase 9,000 shares of the Company's Common Stock to be made to each duly elected or appointed member of the Company's Board of Directors on (i) the date he or she becomes an Eligible Director (the "Grant Date") and (ii) each anniversary of the Grant Date thereof. The exercise price of the shares of Common Stock covered by each Director Option may not be less than the fair market value (as defined in the Director Plan) of the Common Stock on the Grant Date. All Director Options granted under the Director Plan vest and become exercisable on the Grant Date. Director Options may be exercised by delivering written notice to the Company's principal executive office prior to the expiration date, and upon delivery of such notice, the full exercise price, plus applicable state or federal withholding taxes, must be paid pursuant to the terms of the Director Plan. Director Options expire on the tenth anniversary of the Grant Date.

     The Director Plan is administered by the Board of Directors of the Company. No amendments to the Director Plan that would: (i) increase the number of shares subject to the Director Plan; (ii) increase the number of shares for which an option or options may be granted under the Director Plan; (iii) change the class of persons eligible to receive options under the Director Plan; (iv) provide for the grant of options having an exercise price per option share less than the exercise price specified in the Director Plan; or (v) extend the final date upon which options may be granted under the Director Plan, may be made unless approved by the Company's shareholders. Further, the Board of Directors do not have the authority or discretion (matters specifically governed by the provisions of the Director Plan) to: (i) select persons eligible to receive Director Options; (ii) determine the number of shares covered by Director Options; (iii) establish the timing of grants under the Director Plan; or (iv) establish the exercise price or vesting provisions of Director Options.

1993 STOCK INCENTIVE PLAN

     The purpose of the Employee Plan is to promote the interests of the Company and its shareholders by encouraging Employee Participants to acquire a proprietary interest in the Company through the grant of Employee Options, the award of restricted stock (the "Restricted Stock Awards") and the grant of performance awards (the "Performance Awards", and together with the Employee Options and the Restricted Stock Awards, the "Awards"). The Employee Plan, as adopted, provided for the grant of Awards for a total 1,125,000 shares of Common Stock, subject to adjustment in the event of certain changes in the outstanding Common Stock of the Company such as stock splits or stock dividends. Shares issued under the Plan may be either newly issued shares or treasury shares. As of June 30, 1998, Awards for 605,850 shares of Common Stock were outstanding, and 469,618 shares of Common Stock remained available for issuance pursuant to future Awards to be granted under the Employee Plan.

     The Employee Plan is administered by a committee of two or more non-employee members of the Company's Board of Directors (the "Committee"). The Committee has the discretion to interpret, prescribe and amend the rules and regulations relating to the Employee Plan, and make all other determinations necessary or advisable for its administration, to select the Employee Participants and make decisions concerning the timing, pricing, vesting, and other restrictions of any Award under the Employee Plan, and to amend or terminate the Employee Plan at any time, subject to shareholder approval in certain instances, and to delegate to one or more officers or managers of the Company, or a committee of such officers of managers, its authority and duties, subject to the terms and limitations determined by the Committee, under the Employee Plan (as defined in the Employee Plan).

     The Committee is authorized to grant Awards as forms of compensation pursuant to the following terms of the Employee Plan:

     Employee Options. The Committee is authorized to grant options to Employee Participants for such number of shares of Common Stock and upon such other terms (as defined in the Employee Plan) as it may designate. The Committee may designate any option granted as an incentive stock option ("ISO"), a nonqualified stock option ("NSO"), or the Committee may designate a portion of an option as an ISO or a NSO. The date on which an option is granted is the date of the Committee's authorization of the option (the "Grant Date").

     Any option intended to constitute an ISO must comply with the following requirements in addition to the other requirements of the Employee Plan: (i) an ISO expires on the tenth anniversary of the Grant Date; (ii) the exercise price per share for each ISO granted must be equal to the Fair Market Value per share of Common Stock on the Grant Date (provided that no ISO is granted to any Employee Participant who owns (within the meaning of the Internal Revenue Code) stock of the Company, or any parent or subsidiary, possessing more than 10% of the total combined voting power of all classes of stock of the Company, parent or subsidiary unless, at the Grant Date of an option to such Employee Participant), and the exercise price for the option is at least 110% of the Fair Market Value of the shares subject to option and the option, by its terms, is not exercisable more than five years after the Grant Date; and (iii) the aggregate Fair Market Value of the underlying Common Stock at the time of grant as to which ISOs under the Employee Plan may first be exercised by an Employee Participant in any calendar year shall not exceed $100,000 (to the extent that an option intended to constitute an ISO does exceed the $100,000 limitation, the portion of the option that exceeds such limitation shall be deemed to constitute a NSO).

     The exercise price per share of a NSO shall not be less than 85% of the Fair Market Value of the Common Stock on the Grant Date. A NSO is exercisable for a term not to exceed ten years, or such lesser period as the Committee shall determine.

     Restricted Stock Awards. The stock available for awards of restricted stock under the Employee Plan is the Common Stock (and it may be either authorized and unissued shares or treasury held by the Company). The period of time during which awards of restricted stock are subject to restrictions imposed by the Committee (pursuant to the Employee Plan) may differ among Employee Participants and may have different expiration dates with respect to portions of shares covered by the same award. Subject to the terms of the Employee Plan, awards of restricted stock contain the restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock, the right to receive any dividend or other right or property, or the right to sell, pledge, assign, or otherwise transfer the restricted stock), and which restrictions may lapse separately or in combination at certain time or times, in installments or otherwise. Unless the Committee determines otherwise, any shares distributed with respect to restricted stock or which an Employee Participant is otherwise entitled to receive by reason of the restricted stock, is subject to a 90-day restriction on transfer after receipt of stock certificates for such shares. All Employee Participants (subject to the aforementioned restrictions and the provisions of the Employee Plan) have all of the rights of a stockholder with respect to shares of restricted stock.

     Performance Awards. A performance award granted under the Employee Plan may be denominated or payable in cash, shares of Common Stock (including, without limitation, the award of restricted stock), the grant of Employee Options, other securities, or other property, and confers on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the performance award (in whole or in part) upon the achievement of a performance goal and during the performance period established by the Committee. Subject to the terms of the Employee Plan, the performance goals to be achieved during any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and other terms and conditions are determined by the Committee.

     The purchase price for shares of Common Stock to be acquired upon exercise of an Award granted under the Employee Plan is to be paid in full at the time of exercise. No Awards may be granted under the Employee Plan after the tenth anniversary of the date of the adoption of the Employee Plan. In the event of a change in the control (as defined in the Employee Plan), and unless otherwise determined by the Committee, all of the terms, limitations, and restrictions and limitations in effect will immediately lapse, and all of the outstanding Awards will automatically become fully vested.

TRANSFERABILITY OF OPTIONS AND AWARDS

     The Board of Directors amended both Plans effective May 21, 1998 to provide that Options and Awards granted under the Plans may be transferred, in whole or in part, to one or more transferees and exercised by any transferee, subject to certain conditions. Options granted under the Director Plan, and any Awards (including Options) granted under the Employee Plan may be transferred (subject to the prior approval of the Committee in the case of the Employee Plan) to any transferee if: (a) the transfer is made without consideration and (b) the transferee is either (i) a member of the Plan Participant's immediate family (see definition of Eligible Transferee below), (ii) an entity which is qualified as a tax-exempt entity under Section 501(c)(3) of the Internal Revenue Code, as amended, or (iii) a member of any other class or category of transferees that may be designated by the administrator of the respective Plan. No transfer of an Option or Award is effective unless the administrator of the respective Plan is notified of the terms and conditions of the transfer and the administrator determines that the transfer complies with the requirements for transfers of Options or Awards under the Plan (and the option or award document) and the transferee agrees to the terms and conditions of such Option or Award. The Employee Plan also provides that any ISO granted pursuant to an option document which is amended to permit transfers during the lifetime of the Plan Participant shall, upon the effectiveness of such amendment, be treated thereafter as a NSO.

     Upon transfer to a transferee, the Option or Award will continue to be governed by and subject to the terms and limitations of the Plan under which it was granted and the relevant grant agreement, and the transferee is entitled to the same rights, and is subject to the same restrictions and obligations, as the Plan Participant thereunder, as if the grant had originally been made to the transferee. Accordingly, the rights of the transferee are subject to the terms and limitations of the original grant to the Plan Participant, including provisions relating to the Option's or Award's expiration date, exercisability, exercise price, termination and forfeiture. For information regarding the terms of a particular Option or Award grant, transferees may contact General Counsel, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301 (telephone no: (217) 228-6011).

DEFINITION OF ELIGIBLE TRANSFEREES

     For purposes of this Prospectus, the term "Eligible Transferee" is defined as the Plan Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including by adoption, any trusts all beneficiaries of which are any of such persons and any partnerships and corporations all partners and shareholders of which are any of such persons. This Prospectus covers only the issuance of shares of Common Stock upon the exercise of Options that are transferred to Eligible Transferees in accordance with the requirements set forth under "Transferability of Options and Awards" above. This Prospectus does not cover the issuance of Common Stock pursuant to any Award other than Options and does not cover the issuance of Common Stock upon the exercise of an Option held by any transferee other than an Eligible Transferee.

                        FEDERAL INCOME TAX CONSEQUENCES

     None of the Options issuable under the Plan qualify for special tax treatment under Section 422 of the Code.

     Prior to making or accepting a transfer of a Nonqualified Stock Option ("NSO"), a Participant or Eligible Transferee should consult with his or her personal tax advisors concerning the possible Federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein. Although the general consequences of the transfer of the options for gift and estate tax purposes is beyond the scope of this discussion, it is noted that on April 13, 1998, the Internal Revenue Service ("IRS") released Revenue Ruling 98-21 in which it set forth the IRS' position on when the transfer of an NSO will be treated as a completed gift, and the time for the valuation of the gift. The IRS' position is that the gift is made at the later of (i) the time of the transfer of the option, or (ii) when the exercise of the option is no longer conditioned on the employee's performance of services (time of vesting). The value of the option, and thus the value of the gift for gift and estate tax purposes, would be determined at the time of vesting, even if the option is transferred to the Eligible Transferee prior to that time. Thus, under the IRS' position, the gift and estate tax consequences of a transfer of non-vested NSOs would not be known until the date of vesting of the option.

     The discussion of federal income tax consequences for the Participant and the Eligible Transferees set forth below assumes that the transfer of a NSO during a Participant's lifetime is made by way of gift and no consideration is received therefor. In general, a Participant who transfers a NSO by way of gift to an immediate family member will not recognize income at the time of the transfer. Instead, the Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercise) over the exercise price at the time the Eligible Transferee exercises the NSO (special rules may apply to Participants subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income). Moreover, such income will be subject to payment and withholding of income and FICA taxes. Participants may satisfy the withholding obligation by writing a check to the Company or by another method, such as share withholding, if permitted by the Company. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the Participant realizes ordinary income. In the event that the Eligible Transferee exercises the NSO after the death of the Participant, any such ordinary income will be recognized by the Eligible Transferee.

     An Eligible Transferee generally will not recognize income at the time of the transfer of the NSO since a gift is specifically excluded from gross income. As described in the preceding paragraph, the Participant and not the Eligible Transferee recognizes income on the exercise of the NSO if the Participant is alive at the date the NSO is exercised. In the event that the Eligible Transferee exercises the NSO after the death of the Participant, any such ordinary income will be recognized by the Eligible Transferee. Such income recognized by the Eligible Transferee will not be subject to withholding of income tax but will be subject to withholding of FICA tax unless such income is recognized after the calendar year of the Participant's death. An Eligible Transferee who chooses to exercise a NSO in whole or in part by delivery, if permitted by the Company, of other Common Stock already owned by the Eligible Transferee should consult with tax counsel concerning the tax consequences of such a transaction.

     If shares acquired upon exercise of a NSO are later sold or exchanged, then the difference between the sales price and the Eligible Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the taxpayer) depending upon whether the stock has been held for more than one year after the exercise date. If the NSO is exercised by the Eligible Transferee for cash while the Participant is alive, the tax basis for the shares in the hands of the Eligible Transferee would be the exercise price for the NSO plus the amount of the income recognized by the Participant transferor at the time of exercise. Long term capital gains recognized by individuals are generally subject to a maximum federal income tax rate of 20% if the asset is held for more than 18 months, and 28% if the asset is held for more than one year but for 18 months or less. If the NSO is exercised for cash by the Eligible Transferee after the

Participant's death, the tax basis for the shares would be the exercise price for the NSO plus the amount of income recognized upon exercise by the Eligible Transferee. Different basis rules will apply if the Eligible Transferee delivered Common Stock in payment of all or a portion of the exercise price of the NSO.

                              RESALE RESTRICTIONS

     Under the Securities Act of 1933, any Participant under the Plan or any Eligible Transferee who is an "affiliate" of the Company (generally presumed to include directors, executive officers and beneficial owners of 10% of the Company's Common Stock) may not resell shares of Common Stock unless such sale is registered or made pursuant to the provisions of Rule 144. The resale of shares acquired upon the exercise of the Options granted under the Plan is not registered pursuant to the registration statement filed with the Commission relating to the shares offered hereby. Sales pursuant to Rule 144 are subject to certain volume limitations. Any person who is an "affiliate" of the Company should seek legal counsel regarding the resale of such shares.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Cheri T. Holley, Esq., General Counsel of the Company. As of the date of this Prospectus, Ms. Holley does not own any shares of Common Stock, but does own options to purchase 15,060 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Titan International, Inc. for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Risk Factors..........................       2
Use of Proceeds.......................       6
Available Information.................       6
Incorporation of Certain Documents by
  Reference...........................       6
The Company...........................       7
Plan of Distribution and Description
  of the Plans........................       8
Federal Income Tax Consequences.......      12
Resale Restrictions...................      13
Legal Matters.........................      13
Experts...............................      13

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                           TITAN INTERNATIONAL, INC.
                         -----------------------------

                                   PROSPECTUS
                         -----------------------------
                                          , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of estimated expenses to be paid by the Company in connection with the issuance and sale of the Common Stock being registered.

SEC registration fee........................................    $ 5,935*
Accounting fees and expenses................................    $ 3,000**
Printing Fees...............................................    $ 1,500
Legal fees and expenses.....................................    $20,000**
Miscellaneous...............................................    $ 4,565**
                                                                -------
     Total..................................................    $35,000**

-------------------------
 * Actual

** Estimated for the 12-month period commencing August 1, 1998.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated under the laws of the State of Illinois.
Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA") and Article Eleven of the registrant's By-Laws provide for indemnification of the Company's directors and officers and certain other persons, and Article Five of the registrant's Articles of Incorporation provides for a limitation of director liability. Under Section 8.75 of the IBCA, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

     As permitted under Section 8.75 of the IBCA, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

     The Company's Articles of Incorporation limit the liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the Articles do not eliminate or limit director liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 8.65 of the IBCA (relating to unlawful distributions), or for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

 4.1     Titan International, Inc. 1993 Stock Incentive Plan
         Titan International, Inc. 1994 Non-Employee Director Stock
 4.2     Option Plan
 5       Opinion of Cheri T. Holley, Esquire
23.1     Consent of PricewaterhouseCoopers LLP
23.2     Consent of Cheri T. Holley, Esquire (contained in Exhibit 5)
24       Power of Attorney (included on Signature Pages)

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Quincy, Illinois, on August 14, 1998.

                                          TITAN INTERNATIONAL, INC.

                                          By: /s/ MAURICE M. TAYLOR

                                            ------------------------------------
                                            Maurice M. Taylor, Jr.
                                            President and Chief Executive
                                              Officer
                                            (the principal executive officer)

                                          By: /s/ KENT W. HACKAMACK

                                            ------------------------------------
                                            Kent W. Hackamack
                                            Vice President of Finance and
                                              Treasurer
                                              (the principal financial officer
                                              and principal accounting officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kent W. Hackamack and each or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 14, 1998 by the following persons in the capacities indicated.

                                          /s/ MAURICE M. TAYLOR

                                          --------------------------------------
                                          Maurice M. Taylor, Jr.
                                          President, Chief Executive Officer,
                                          and Director
                                          (the principal executive officer)

                                          /s/ ERWIN H. BILLING

                                          --------------------------------------
                                          Erwin H. Billing, Director

                                          /s/ RICHARD M. CASHIN, JR.

                                          --------------------------------------
                                          Richard M. Cashin, Jr., Director

                                          /s/ EDWARD J. CAMPBELL

                                          --------------------------------------
                                          Edward J. Campbell, Director

                                          /s/ ALBERT J. FEBBO

                                          --------------------------------------
                                          Albert J. Febbo, Director

                                          /s/ ANTHONY L. SOAVE

                                          --------------------------------------
                                          Anthony L. Soave, Director

                               INDEX OF EXHIBITS

EXHIBIT    DESCRIPTION
-------    -----------
  4.1      Titan International, Inc. 1993 Stock Incentive Plan
  4.2      Titan International, Inc. 1994 Non-Employee Director Stock
           Option Plan
  5        Opinion of Cheri T. Holley, Esquire
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2      Consent of Cheri T. Holley, Esquire (contained in Exhibit 5)
 24        Power of Attorney (included on Signature Pages)